CODE OF ETHICS

Appendix A

JULY 2023

Disciplined Alpha – Code of Ethics

Document Control

Version	Issue Date	Issued by	Summary of Changes

1.0	July 2023	Sara Malak	Reconditioning of earlier code, expansion of certain policies and procedures, fix formatting and provide links to online forms for required acknowledgements, attestations and questionnaires.

Disciplined Alpha – Code of Ethics

Contents

Introduction		1

Standard of Care		1

1.	Guiding Principles	1

2.	Fiduciary Duty	2

3.	Standard of Conduct	2

4.	Prohibited Conduct	2

Conflicts of Interest		2

1.	Potential Conflicts of Interest	3

2.	Personal Connections	5

Outside Activities		6

Gifts and Entertainment		6

Political Contributions		7

1.	Contributions by Employees and Covered Persons	8

2.	Contributions by the Adviser	9

3.	Charitable Contributions	9

4.	Sub-Advisory Arrangements	9

5.	Procedures	9

6.	Reporting	10

7.	Recordkeeping:	11

Personal Trading		11

1.	Personal Trading Policy	12

2.	Restrictions on Personal Investing Activities	13

3.	Exceptions from Preclearance	15

4.	Reporting Obligations	15

5.	Recordkeeping	16

6.	Oversight	16

SEC Whistleblower Program		17

1.	Reporting of Violations/Anti-Retaliation	18

FCPA		19

1.	Definitions	20

2.	Prohibition	20

3.	Pre-Clearance	21

4.	Permissible Payments	21

5.	Third Party Intermediaries	21

6.	Risk assessment	22

7.	Acknowledgement	22

8.	Record Keeping	22

Annual Review		23

Disciplined Alpha – Code of Ethics

INTRODUCTION

This Code of Ethics (the “Code”) contains written policies and procedures of Disciplined Alpha LLC (“Disciplined Alpha” or the “Adviser”) which are designed in conjunction with the policies and procedures contained in the Adviser’s Manual, to prevent violations of the Federal Securities Laws.

The chief compliance officer (the “Chief Compliance Officer” or the “CCO”) or its delegate will review this Code on an annual basis to ensure the adequacy and the effectiveness of the policies and procedures contained herein. Though use of outside counsel and consultants may be used as deemed appropriate by the Adviser, the Chief Compliance Officer is ultimately responsible for the implementation of this Code and has been granted full power to enforce the policies and procedures.

The CCO or its delegate will distribute this Code annually or as deemed necessary. Adherence to this Code, including any prohibitions on personal investing, is considered a basic condition of employment. Employees are required to comply with all applicable Federal Securities Laws. All employees may report violations of the Code on a strictly confidential basis to the Chief Compliance Officer.

Management may consider reports made to them and upon determining that a violation has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

STANDARD OF CARE

High ethical standards are essential for the success of Disciplined Alpha and to maintain the confidence of clients and investors. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. All personnel, including directors, officers and employees (“Supervised Persons”) must put the interests of the clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.

Disciplined Alpha is retained by clients to manage their assets on a discretionary basis and owes a duty of trust and confidence to its clients. Disciplined Alpha holds itself and its Supervised Persons to the highest standards of fairness and integrity in all such matters.

1.	Guiding Principles

Employment with the Adviser carries the expectation that the following principles will be followed:

•	Comply with all applicable provisions of the Federal Securities Laws and promote the integrity of the capital markets;

•	In all circumstances act with respect and integrity with clients, investors, colleagues, management and other industry participants;

•	Adhere to the highest standards regarding client accounts and make every effort to avoid conflicts of interest;

•	Place the interests of the client above personal interests;

•	Preserve the confidentiality of information, including investment information, client information and other contractual confidentiality (subject only to legal requirements);

Disciplined Alpha – Code of Ethics

•	Exercise independent professional judgment in investment activities (analysis, recommendations and actions) and all other professional activities;

•	Conduct personal financial affairs in a manner consistent with this code; and

•	Deal objectively with clients, investors and vendors.

2.	Fiduciary Duty

Disciplined Alpha and each of its personnel owe a fiduciary duty to its clients. The interests of the client must be respected and take priority over those of the personnel. Supervised Persons must avoid serving their own interests ahead of any client’s interests by taking advantage of their position at the Adviser or taking advantage on behalf of the Adviser itself. Supervised Persons must exercise fully independent judgment in the interest of the clients and should avoid any situation which may or appears to compromise independence. Personal investments must comply with this Code and the principles herein.

3.	Standard of Conduct

Each employee must comply with the Standard of Conduct contained in this Code including:

•	All applicable provisions of Federal Securities Laws;

•	All investment and structural guidelines in the constitutive documents of the Adviser and its affiliates;

•	All contractual obligations, including non-disclosure and confidentiality agreements;

•	All policies and procedures with respect to conflicts of interest; and

•	All policies regarding both personal and Adviser wide trading restrictions.

4.	Prohibited Conduct

Employees may not:

•	Guarantee a specific level of performance;

•	Guarantee against losses;

•	Provide or offer legal or tax advice;

•	Borrow from or lend to any account; or

•	Act as a custodian to any account.

Violations may warrant sanctions, including suspension or dismissal, at the discretion of management. If an employee is unsure about any policies in this Code, they should discuss their questions confidentially with a supervisor or the Chief Compliance Officer.

CONFLICTS OF INTEREST

Identification of potential conflicts of interest is a high priority for Disciplined Alpha. Employees have a duty to disclose the existence of any material personal or financial interest in any company, by completing the Conflicts of Interest Questionnaire, which link can also be found in Appendix F, whether a competitor or a company with which the Adviser seeks to or conducts business. The CCO or its delegate reviews each case to determine if there is a violation of this policy. Employees who fail to comply with the requirements of this policy may be subject to disciplinary action, up to and including termination. Guidelines which help identify potential conflicts are listed below, however, if an employee is unsure about any potential conflict, they should discuss confidentially with a supervisor or the Chief Compliance Officer.

Disciplined Alpha – Code of Ethics

•	Employees must deal with persons doing business with Disciplined Alpha in a fair and objective manner without favor or preference based on financial or personal considerations.

•

No employee may hold any, direct or indirect, interest in any company which is a competitor or which seeks to do business with or does business with the Adviser if such interest has the potential to influence any decision that the employee may make in their duties to the Adviser.

•	No employee may accept, directly or indirectly, any form of compensation from any person or company as a result of that person or company doing business with the Adviser.

•

Employees may not accept gifts from any person or company doing business with the Adviser, except as allowed under allowances in this Code, and in no case if it may be reasonably inferred that the purpose of the gift is to influence the employee in the conduct of Disciplined Alpha’s business.

•	Employees may not enter into business activities with close relatives on behalf of the Adviser without prior written approval of the Chief Compliance Officer.

1.	Potential Conflicts of Interest

a)	Chief Compliance Officer acting as Portfolio Manager

Kevin Shea is the CCO and is also the portfolio manager of different strategies. This creates a conflict of interest as certain checks and balances put into place in the compliance program would result in the portfolio manager approving or reviewing his own activity. To the extent possible, Disciplined Alpha has developed policies and procedures to mitigate this potential conflict by assigning approval procedures and reviews to another party, generally the Head of Compliance or the Head of Operations. A list of delegated activities can be found in the Delegated Activities Register in Appendix C of the Manual.

b)	Soft Dollar Arrangements.

A potential conflict of interest could arise if Disciplined Alpha were to execute securities trades through brokerage firms that provide soft dollar services to the Adviser. In such cases, the broker may expect commission business in return. Disciplined Alpha’s soft dollar and directed brokerage policy, as disclosed in the Manual, requires the Adviser to ensure that soft dollar arrangements are clearly documented and disclosed to clients in the Adviser’s Form ADV Part 2. In addition, Disciplined Alpha’s best execution review includes a review of the use of soft dollars and brokerage commissions.

c)	Trading Multiple Accounts

Disciplined Alpha has a potential conflict of interest if it manages multiple client accounts. In addition, the Adviser may receive performance-based compensation or higher management fees from certain client accounts, or the Adviser and/or its affiliates may have made significant investments in any given client account. Accordingly, the Adviser may be inclined to favor certain accounts over others. Disciplined Alpha’s policies and procedures relating to trade allocation are included in the Manual which clearly define the treatment of accounts and trade allocation, and are disclosed in its Form ADV Part 2.

Disciplined Alpha – Code of Ethics

d)	Cross Trades

Even in situations in which Disciplined Alpha believes that there is no disadvantage to its client accounts, cross transactions may nonetheless create a conflict of interest because the Adviser has a duty to obtain the most favorable price for both the selling client and the purchasing client. The Adviser’s policies and procedures regarding cross transactions are included in the Manual, however, to mitigate any potential conflicts of interest, Disciplined Alpha does not transact using cross trades.

e)	Personal/Proprietary Trading

Disciplined Alpha permits employees to trade securities for their own accounts. Under such circumstances, the Adviser has a fiduciary obligation to ensure that these individuals or entities put the interests of Disciplined Alpha’s clients before their own personal interests and do not, among other things, “front-run” trades for clients or otherwise favor the individuals’ or entities’ own accounts. The Adviser’s policies and procedures regarding personal securities transactions mitigate this potential conflict and are included in this Code.

f)	Corporate Opportunities

Portfolio managers and other employees of Disciplined Alpha, through their position with the Adviser, are in a position to take investment opportunities for themselves before such opportunities are executed on behalf of clients. These individuals owe a duty to the Adviser and its clients to advance their interests as outlined in the personal trading policy.

g)	Personal Connections and Outside Business Activities

Potential conflicts may arise as a consequence of the business and other relationships of Disciplined Alpha’s Supervised Persons’ immediate family and other close, personal relationships. Additionally, when the Adviser permits employees to engage in outside business activities, there is the potential that such activities will conflict with the employee’s duties to Disciplined Alpha and its clients. The Adviser’s Personal Connections and Outside Business Activities policies and procedures are included in this Code and aim to mitigate conflicts prior to them arising.

h)	Business Gifts and Entertainment

Employees of Disciplined Alpha may periodically give to or receive gifts from clients and vendors or attend business entertainment events. Gifts and entertainment may also be considered efforts to gain unfair advantage or may impair the Adviser’s ability to act in the best interests of its clients. Disciplined Alpha’s policies and procedures regarding the receipt of gifts and attendance at business entertainment events by its employees are included in its Business Gifts and Entertainment policy included in this Code.

i)	Political Contributions

The Adviser and its managing members, executive officers and other individuals with a similar status or function may make political contributions to officials of government entities, or candidates for such office, who are, or may be, in a position to influence the award of advisory business. Such political contributions may improperly influence a government entity’s decision to invest its assets with Disciplined Alpha. The Adviser’s policies and procedures regarding political contributions to officials of government entities who are in a position to influence the award of advisory business and to candidates for such office are included in its policies relating to Political Contributions and Payments to Third Party Solicitors in this Code. The Adviser’s policies and procedures regarding compliance with the Foreign Corrupt Practices Act are included in this Code.

Disciplined Alpha – Code of Ethics

j)	Investments in Securities of Affiliates or Related Persons

If the Adviser, on behalf of its clients, invests in the securities of its affiliates or related persons, the Adviser would have a conflict of interest. Affiliates may include funds managed or sub-advised by Disciplined Alpha. The Adviser does not solicit its clients to invest in any affiliates of Disciplined Alpha.

k)	Insider Trading

Portfolio Managers and other employees of Disciplined Alpha, through their position with the Adviser, may learn material non-public information. Disciplined Alpha maintains policies and procedures to prevent insider trading and requires employees to certify, at least annually, that they will comply with such policies and procedures. Disciplined Alpha’s policies and procedures relating to insider trading are included in the Manual.

l)	Valuation of Client Accounts and Allocation of Expenses

Inaccurate valuations of client assets could result in higher fees payable by clients to Disciplined Alpha or inaccurate performance information. The Adviser’s policies and procedures relating to the valuation of securities are included in the Manual. Inaccurate allocation of expenses between the Adviser and its clients and/or among clients could result in a breach of the Adviser’s client arrangements or misleading disclosures. Disciplined Alpha’s policies and procedures for allocating expenses are included in the Manual.

m)	Proxy Voting

The Adviser may be in a position where its interests conflict with the best interests of the client when determining how to vote proxies. Disciplined Alpha’s policies and procedures relating to proxy voting are included in Manual, and are disclosed in its Form ADV Part 2.

n)	Reporting of Illegal or Unethical Behavior

Unethical or illegal conduct on the part of employees can damage the Adviser’s reputation and impair its ability to meet its fiduciary duties to clients. The Adviser’s policies and procedures regarding the reporting of illegal or unethical behavior by its employees are included in its Whistleblower Policy and Procedures in this Code.

2.	Personal Connections

Disciplined Alpha seeks to identify potential conflicts of interest that may arise as a consequence of the business and other relationships of Supervised Persons and their immediate family members with those who have access or potential access to sensitive confidential information (such persons are referred to in this policy as, “Personal Connections”). At the time a Supervised Person becomes an employee of the Adviser and annually thereafter, a Supervised Person is required to submit a certification providing certain information about his or her Personal Connections utilizing the Conflicts of Interest Questionnaire found in Appendix F.

Disciplined Alpha – Code of Ethics

If a potential conflict exists, employees shall refrain from the following (unless specifically approved by the Chief Compliance Officer or its delegate):

•	arranging or negotiating the terms of any business relationship between the subject company and the Adviser (e.g., service contracts, subscription agreements, side letters), and

•	engaging in any transactions with the subject company on behalf of the Adviser.

Additionally, Disciplined Alpha will seek to address any potential conflicts by taking any other appropriate measures, including the implementation of any investment restrictions relating to client accounts or personal trading.

OUTSIDE ACTIVITIES

Employees must seek approval from the Chief Compliance Officer or its delegate for all outside business activities that involve a material time commitment or provide compensation for such activities in order to determine conflicts of interest. Details include the number of hours, compensation, the type of activity (e.g., employment or board participation), the type of company (e.g., brokerage, adviser, investment bank, publicly traded or privately held company) and whether or not any family members are involved. This information must be disclosed prior to the time of involvement by completing Appendix F.

Employees should note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. Employees will, however, need to summarize and update these activities in Appendix F. Employees should note that they are responsible for ensuring that any outside activities do not interfere with their responsibilities at Disciplined Alpha.

In no case may an employee represent that the association with the outside activity in any way reflects the approval by Disciplined Alpha of such organization.

GIFTS AND ENTERTAINMENT

An employee is prohibited from using their position at Disciplined Alpha to obtain an item of value from any business associate or company. Where the item of value is to be solely enjoyed by the employee such item is defined as a “gift”. If the provider participates in the enjoyment of the item of value, such item of value is defined as “entertainment”.

Employees are prohibited from giving and receiving gifts that may be deemed excessive. Disciplined Alpha has implemented an annual limit of $250 per individual and has implemented a strict reporting policy. Employees are required to report all gifts and entertainment and receive preapproval from the CCO or its delegate in advance of gifting or entertaining. Employees are required to promptly notify the Chief Compliance Officer or its delegate upon receiving or being offered such gifts, by completing the Gifts and Entertainment form in Appendix F. The Chief Compliance Officer may require that any such gifts be returned or that the provider be compensated by the employee for the value of the benefit received.

Entertainment events, such as sporting events or dining, are also subject to the preapproval (when sponsored by the Adviser or employee) and notification requirements. When employees attend an event, they should report the best estimate of their portion of such event as well as the sponsor of the event.

Disciplined Alpha – Code of Ethics

In order to comply with reporting requirements of the Department of Labor (“DOL”) and possible obligations to file Form LM-10, employees must file all gifts and entertainment that occurred between employee and any union personnel. There is no de minimis exception for reporting on gifts and entertainment of union personnel, whether the benefit was paid for by the Adviser or by the employee’s personal funds.

The Labor-Management Reporting and Disclosure Act (LMRDA) requires that investment managers report gifts and entertainment expenses provided to union personnel, including personnel associated with union sponsored pension plans, annually on Form LM-10 with the Department of Labor’s Office of Labor-Management Standards.

There is an annual de minimis exemption for $250 or less provided that:

•	Benefits provided to the same union official by different employees of the same investment manager are to be aggregated;

•	Benefits provided to different union officials are not aggregated;

•

When an investment manager pays for a union official to attend an educational conference, the costs of the official’s meals, refreshments, travel, and lodging are counted towards reportable benefits, the costs of conference rooms and audio-visual equipment are not.

Special Rules for Widely Attended Gatherings:

•	If the cost of the gathering, excluding facility rental, security, and staff time, is $20 or less per person, no Form LM-10 reporting is required;

•

If the cost of the gathering, as described above, is $125 or less per person (but more than $20), an investment manager may have the same union officials in attendance at two such gatherings during its fiscal year without any Form LM-10 reporting. If the same union official attends three or more such gatherings, the cost attributable to all such gatherings during the fiscal year must be reported.

No gift, entertainment or benefit should ever be accepted if there is an understanding that the provider may, or will, receive special or favorable treatment from the employee or the Adviser.

The CCO or its delegate will periodically monitor reimbursement requests for gifts and business entertainment to review compliance with this policy and will maintain records of all gifts and/or business entertainment events so reported.

POLITICAL CONTRIBUTIONS

Covered persons must obtain pre-clearance for political contributions and certain other coordination and solicitation activities. A “Covered Person” is defined as: (i) the issuer and any predecessor of the issuer or affiliated issuer; (ii) directors, executive officers, officers participating in the offering, general partners and managing members of the issuer; (iii) 20% beneficial owners of the voting equity securities of the issuer (calculated on the basis of voting power); (iv) promoters; (v) investment managers and principals of pooled investment funds; and (vi) persons compensated for soliciting investors as well as the general partners, directors, officers and managing members of any compensated solicitor.

Disciplined Alpha – Code of Ethics

This policy prohibits any political contributions, in cash or in kind, to local/state/federal officials or candidates that are intended to or may appear to influence the investment decisions of entities affiliated, directly or indirectly, with those officials.

In June 2010, the SEC enacted the “pay-to-play” law which could affect the Adviser’s ability to accept compensation from certain government clients (primarily state pension funds). Certain state or local laws could also prohibit compensation for the Adviser.

Violations of these laws can have serious implications on Disciplined Alpha’s ability to manage such capital, including the preclusion of accepting these entities as clients or a waiver of the ability to accept fees.

In this regard, the Adviser has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”). The Rule, with certain exceptions, prohibits the Adviser from:

•

receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Adviser or any of its Covered Persons makes a contribution to an official of such government entity;

•

coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Adviser is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Adviser is providing or seeking to provide advisory services to a government entity; and

•

making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Adviser unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Adviser.

The Rule applies only to the extent that the Adviser provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by Disciplined Alpha.

1.	Contributions by Employees and Covered Persons

Approval from the Chief Compliance Officer or its delegate must be obtained prior to making any political contribution or participating in any solicitation activity for any official, candidate, party or organization, including any political action committee (“PAC”). As a matter of policy, the CCO or its delegate expects to approve de minimis contributions, provided that the Chief Compliance Officer or its delegate concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by Disciplined Alpha and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser. Notwithstanding the foregoing, the CCO or its delegate will not approve any contribution that would result in serious adverse consequences to the Adviser under the Rule.

•	De minimis amount if eligible to vote for candidate: $350

•	De minimis amount if not eligible to vote for candidate: $150

Disciplined Alpha – Code of Ethics

Neither the Adviser nor any of its Covered Persons may do anything indirectly that would result in a violation of these procedures.

2.	Contributions by the Adviser

It is Disciplined Alpha’s policy to abstain from political contributions in the name of the Adviser. Employees are prohibited from using personal or corporate funds to make political contributions on behalf of or in the name of the Adviser and Disciplined Alpha will not reimburse political contributions made by individuals.

3.	Charitable Contributions

Charitable contributions are generally not considered political contributions and there is no requirement to report your charitable donations. Employees should, however, not make a contribution to charity unless they are sure the organization is not controlled by a candidate or government official. Any questions should be directed to the Chief Compliance Officer or its delegate.

4.	Sub-Advisory Arrangements

In the event Disciplined Alpha enters into an agreement or other arrangement with a third party whereby the Adviser will serve as a sub-adviser to an account or an investment pool (a registered investment company or private fund) managed by such third party, the CCO or its delegate will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or investment pool. In the event a government entity does invest in such account or investment pool, the CCO or its delegate will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures. In addition, the Chief Compliance Officer or its delegate will use reasonable efforts to require the third party to obtain the prior written approval of the Adviser before admitting a government entity as an investor in an investment pool to which the Adviser is providing sub-advisory services.

In the event the Adviser hires a third party to serve as a sub-adviser to an account or an investment pool in which a government entity invests, the Chief Compliance Officer or its delegate will require such third party to disclose whether it or any of its Covered Persons has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the CCO or its delegate will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

5.	Procedures

These procedures seek to ensure that neither Disciplined Alpha nor any of its Covered Persons makes or has made a contribution in violation of the restrictions on political contributions that the Adviser has adopted herein. In addition, these procedures prohibit the Adviser from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

Any preclearance, approval or reporting requirements involving contributions, payments or other activity of the Chief Compliance Officer pursuant to this policy shall be administered by the delegate.

Disciplined Alpha – Code of Ethics

Procedures for payments to third parties to solicit advisory business from government entities are:

•	The Chief Compliance Officer or its delegate will review and approve each third party solicitation agreement or arrangement prior to the Adviser entering into such agreement or arrangement.

•

Prior to the Adviser providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the CCO or its delegate will require the third party to provide, as a condition to the Adviser engaging such third party, a written representation regarding its status as a regulated person and will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

•

In the event the Adviser provides or agrees to provide payment to a third party to solicit advisory business from a government entity, the Adviser will require such third party to provide the Adviser with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Adviser deems satisfactory to verify such third party’s status as a regulated person as of such date.

The CCO or its delegate may seek to monitor the political contributions of its Covered Persons by searching publicly available political donation databases. In the event that the Adviser becomes aware of a contribution in violation of Rule 206(4)-5 or this policy, the Adviser shall: (a) take appropriate disciplinary action against the Covered Person, (b) take all available steps to cause the Covered Person involved in making the contribution which resulted in the violation to obtain a return of the contribution, and (c) take other remedial or preventative measures as may be appropriate under the circumstances, including additional compliance training. The Adviser may also apply for exemptive relief from the SEC pursuant to Rule 206(4)-5(e).

In the event a Covered Person makes a contribution without seeking preapproval, the Covered Person must, within 30 days of such contribution, submit a contribution report to the CCO or its delegate. The CCO or delegate may require the Covered Person to seek a return of the contribution. The Adviser’s reliance on this exception is limited and Covered Person’s are reminded that preapproval is required.

6.	Reporting

a)	Initial Report

Covered Persons are required to report all political contributions made in the last 2 years at the commencement of employment by completing the Pay to Play – Initial questionnaire in Appendix F.

b)	Preclearance Requests

Covered Persons are required to pre-clear any political contributions and planned solicitation activities for any candidate by completing the Political Contribution Preclearance request in Appendix F. Covered Persons must wait until they receive written notification of the approval of their request.

Disciplined Alpha – Code of Ethics

7.	Recordkeeping:

The CCO or its delegate will compile and keep a list of (a) the names, titles and business and residence addresses of all Covered Persons of the Adviser, (b) all government entities to which the Adviser provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Adviser provides or has provided investment advisory services, as applicable, in the past five years, and (c) all direct or indirect contributions made by the Adviser or any of its Covered Persons to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee. The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

If Disciplined Alpha acts as a manager or sub-adviser to any investment pool that is a registered investment company in which a government entity may invest through an omnibus account (each, a “registered covered investment pool”), the Adviser may make and keep, as an alternative to the records required above, a list or other record that includes:

•

Each government entity that invests in a registered covered investment pool, where the account of such government entity that was identified as such at or around the time of the initial investment or that can reasonably be identified as being held in the name of or for the benefit of the government entity on the records of the registered covered investment pool or its transfer agent;

•	Each government entity that sponsors or establishes a 529 Plan and has selected a specific registered covered investment pool as an option to be offered by such 529 Plan;

•

Each government entity that has been solicited to invest in a registered covered investment pool either (1) by a covered associate or regulated person of the Adviser; or (2) by an intermediary or affiliate of the registered covered investment pool if a Covered Person, regulated person or client servicing employee of the Adviser participated in or was involved in such solicitation, regardless of whether such government entity invested in the registered covered investment pool; and

•	A list of each government entity to which the Adviser markets, whether successfully or not.

PERSONAL TRADING

Disciplined Alpha’s personal trading policy is designed to prevent potential legal, business or ethical conflicts and minimize the risk of unlawful trading. For the purpose of this section, an access person (“Access Person”) is any Supervised Person who has access to nonpublic information regarding any clients’ purchase of sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of Disciplined Alpha’s directors, officers and partners are presumed to be Access Persons. All personal trading and other activities must avoid any conflict or potential conflict of client interest. Access Persons are prohibited from engaging in unlawful trading and any trading that may appear to be improper. Further, Access Persons are encouraged to invest for the long-term through instruments and opportunities that will not conflict with their responsibility to serve clients. For purposes of these procedures where the activity involves the Chief Compliance Officer, copies of any notice, account statement or report will be given to the delegate and any permission or approval will be obtained from the delegate.

Disciplined Alpha – Code of Ethics

1.	Personal Trading Policy

The personal trading and reporting requirements set forth in this Code apply to all of an Access Person’s “Personal Accounts.” The term “Personal Account” means any securities account in which an Access Person has any direct or indirect “beneficial ownership,” and includes any Personal Account of an Access Person’s immediate family member (including any relative by blood or marriage either living in the Access Person’s household or financially dependent on the Access Person). An Access Person is deemed to have “beneficial ownership” if the Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account. Access Persons are required to report all Personal Accounts to the CCO or its delegate using the online Personal Accounts Reporting form found in Appendix F.

The Adviser prioritizes the avoidance of conflicts with its clients and as such, has adopted the following policy. With the exceptions noted below, no Access Person may buy or sell any individual security or derivative of the underlying investment including, but not limited to, bonds, options, swaps (the “Reportable Securities”) for their Personal Account without obtaining advance clearance. Access Persons may trade (i) money market funds; (ii) mutual funds, other than a mutual fund managed by the Adviser; (iii) direct obligations of the government of the United States; and (iv) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments. For the avoidance of doubt, investments in ETFs are Reportable Securities and must be precleared.

Before any Access Person executes any trade in Reportable Securities, the Access Person must submit and receive approval from the Chief Compliance Officer or its delegate using the online Personal Trading Pre-Clearance form, found in Appendix F. The Access Person may not execute the trade unless approval has been granted. If the trade is disapproved (and if it is disapproved, no reason need be given for such disapproval), the trade may not be executed as requested.

Approval for a trade is valid only for the specific transaction described in the Personal Trading Pre-Clearance form and for which approval is granted. Approval is valid for two trading days. If for any reason there is a delay in the execution of a transaction for which approval is obtained beyond the approval window of two trading days, Access Persons must again seek approval for the transaction prior to execution.

Disciplined Alpha has the right to deny approval for a securities transaction without explanation. The fact that approval for a securities transaction is denied is highly confidential and should not be disclosed to anyone inside or outside of the Adviser. Access Persons are not to engage in discussion or speculation as to the reasons for the denial of approval. In particular, brokers or other persons handling Personal Accounts should under no circumstances be told that the Adviser has denied approval for a transaction, as this is confidential information. Any questions regarding the manner in which to communicate with a broker or other person handling Personal Accounts with respect to transactions for which permission has been denied should be directed to the Chief Compliance Officer or its delegate.

Disciplined Alpha – Code of Ethics

2.	Restrictions on Personal Investing Activities

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be completed only in accordance with the provisions of this section.

a)	Insider Trading

Disciplined Alpha forbids any Access Person from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the law. Disciplined Alpha’s policy on Insider Trading is outlined in the Manual and applies to each Access Person and extends to activities within and outside their duties at the Adviser’s office.

b)	Preclearance of Transactions in a Personal Account

An Access Person must obtain the prior written approval of the CCO or its delegate before engaging in any transaction in a Reportable Security in a Personal Account by submitting a request using the form in Appendix F. It should be noted that the CCO or its delegate will not approve: (i) a personal trade request for any security of an issuer on the Adviser’s Restricted List; or (ii) a personal trade request that may be deemed to be based on confidential information regarding a past or pending client trade. The Chief Compliance Officer or its delegate will review the account’s transaction or position files for past trading activity or current positions and may consult the portfolio manager to determine whether a security is under consideration for client trading.

c)	Prohibitions on Trading in Securities on the Restricted List

Trading of any security of an issuer appearing on the Restricted List in a Personal Account is prohibited absent the CCO’s or the delegate’s prior approval. The “Restricted List” will consist of (i) issuers with respect to which the Adviser or an Access Person has come into possession of material nonpublic information and (ii) any other issuers as determined by the Chief Compliance Officer or its delegate.

d)	Short Sales

An Access Person may not engage in any short sale in a Personal Account of a security on the Restricted List or a security that is held long in a client account even if the short position is held “against the box”.

e)	Private Placements

No Access Person shall acquire any security in a private placement without the prior written approval of the Chief Compliance Officer or its delegate. The factors to be taken into account in this prior approval include, among other considerations, whether the private placement should be acquired for the clients, whether the private placement is being offered to the Access Person because of his or her position with the Adviser and whether notice to clients is necessary. If an Access Person has acquired securities in a private placement prior to becoming an Access Person of the Adviser, these investments must be disclosed to the Chief Compliance Officer or its delegate at the time of hire. If the Adviser intends to acquire for client accounts or funds any securities of an issuer, which were previously acquired by an Access Person as part of a private placement, the Chief Compliance Officer or its delegate shall determine whether any conflicts of interest exist regarding such purchase, and whether disclosure should be made to clients regarding the nature of the Access Person’s interest in the securities prior to investing in such securities. The Chief Compliance Officer or its delegate will keep a copy of the rationale for approval of such acquisition in the records of the Adviser.

Disciplined Alpha – Code of Ethics

f)	Initial Public Offerings

An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the CCO or its delegate. No Access Person may acquire any securities for a Personal Account in an initial public offering (“IPO”) without the prior written approval of the Chief Compliance Officer or its delegate. The CCO or its delegate will keep a copy of any such approvals and a summary of the rationale for such approvals in the records of the Adviser.

g)	Short Term or Excessive Trading

Access Persons are encouraged to limit short term and excessive trading in the securities of the same issuer within 30 days or engage in more than 20 personal securities transactions during any 30 day period. Access Persons transacting beyond the limits herein may be required to provide additional information.

h)	Management of Non-Adviser Accounts

Access Persons are prohibited from managing accounts for third parties who are not clients of Disciplined Alpha or serving as a trustee for third parties unless the CCO or its delegate preclears the arrangement and finds that the arrangement would not harm any client. The Chief Compliance Officer or its delegate may require the Access Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

i)	Non-Control Accounts

An Access Person may rely on an exception to preclearance requirements with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control (each, a “Non-Control Account”).

Prior to relying on the reporting exception for a Non-Control Account, the Access Person must obtain the approval of the CCO or its delegate that the account qualifies as a Non-Control Account. In connection with seeking and maintaining such approval, the Access Person may be required to submit additional supporting documentation to the Chief Compliance Officer or its delegate which may include:

•	an executed certification that the Access Person has no direct or indirect influence or control over the account at the time of the initial request for approval and annually thereafter;

•	information about the relationship between the trustee or manager of the account and the Access Person (e.g., family member or other close, personal relationship); and

•	to the extent reasonably practicable, a certification from the manager or trustee of the account that the Access Person has no direct or indirect influence or control over the account.

Disciplined Alpha – Code of Ethics

3.	Exceptions from Preclearance

This section sets forth limited exceptions to the preclearance requirements. The following transactions are excepted from the preclearance requirements:

•

Purchases or sales that are non-volitional on the part of the Access Person such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

•	Purchases or sales pursuant to an Automatic Investment Plan; and

•

Subject to compliance with the Non-Control Accounts policy herein, transactions effected in any account over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party).

Notwithstanding the above exceptions to the preclearance requirements, unless otherwise noted herein, the restrictions and reporting obligations of the Code continue to apply to any transaction excepted from preclearance pursuant to this section.

4.	Reporting Obligations

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

a)	Personal Accounts Reporting

It is a condition of employment of the Adviser that each Access Person identifies upon hire, all accounts that constitute Personal Accounts with respect to such Access Person and all Reportable Securities held in these accounts. Access Persons must update their Personal Accounts Reporting promptly when any new account is opened or the closing of any account. The Personal Accounts Reporting form is attached as Appendix F.

b)	Initial Holdings Report

The Access Person must complete Initial Holdings Report found in Appendix F within ten (10) days of becoming an Access Person of the Adviser, and the Initial Holdings Report must be accurate as of a date within forty-five (45) days of the beginning of the Access Person’s tenure with the Adviser.

c)	Quarterly Transaction Reports

Each Access Person shall authorize duplicate copies of all account statements relating to such Personal Accounts containing Reportable Securities to be sent to the Chief Compliance Officer or its delegate. Access Persons are responsible for personally providing any brokerage statements that are not automatically delivered to the Chief Compliance Officer or its delegate within thirty (30) days of quarter end using the online form in Appendix F.

The brokerage account statements must cover a period of no longer than 90 days, be received by the CCO or its delegate within 30 days after the end of each quarter and disclose the following information with respect to each transaction during the period covered:

•	The title and amount of the Security involved;

•	The Ticker symbol or CUSIP number, as applicable, interest rate and maturity date, as applicable;

•	The number of shares or securities, and principal amount of each Security;

Disciplined Alpha – Code of Ethics

•	The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•	The price of the Security at which the transaction was effected; and

•	The name of broker, dealer, or bank with or through which the transaction was effected.

If the brokerage account statement does not provide all the information required, the Access Person must provide to the CCO or its delegate the same information enumerated above (and the dates the Access Person submits the reports) within 30 days after the end of the calendar quarter during which the transaction occurred.

Access Persons shall also report all private securities transactions that are not reflected in the Access Person’s brokerage account statements of such Personal Accounts to the Chief Compliance Officer or its delegate promptly, and shall certify that the information provided is a complete and accurate list of private securities no less frequently than annually.

d)	Annual Holdings Report

Access Persons are required to submit the holdings of their Personal Accounts on an annual basis unless the CCO or its delegate is receiving the statements directly from the broker or bank. Access Persons are responsible for personally providing any brokerage statements that are not automatically delivered to the Chief Compliance Officer or its delegate within thirty (30) days of year end using the online form in Appendix F.

e)	Exceptions to Reporting Requirements

An Access Person need not submit any report otherwise required under the Code (e.g., quarterly transactions reports or initial and annual holdings reports) with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control (each, a “Non-Control Account”) or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Recordkeeping

The Chief Compliance Officer or its delegate will keep in an easily accessible place for at least five (5) years copies of this Code, all trade confirmations, account statements, periodic statements and reports of Access Persons, copies of all preclearance forms, certifications and other information relating to Non-Control Accounts, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

All trade confirmations, account statements and/or periodic statements of Supervised Persons may be kept electronically in a computer database.

6.	Oversight

The CCO or its delegate will review each Access Person’s Reportable Securities transactions in Personal Accounts against the Restricted List and preclearance records. Any personal transactions that are determined to be a material violation of this Code will be reported promptly to Disciplined Alpha’s senior management. For the avoidance of doubt, where the Access Person is the CCO, the delegate shall review transactions in Personal Accounts against the Restricted List and preclearance records.

Disciplined Alpha – Code of Ethics

Disciplined Alpha’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

The Chief Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption would not contravene (i) any interests of a client or (ii) any of the provisions of Rule 204A-1 or other applicable law. The Chief Compliance Officer will document any exceptions or exemptions granted to this Code, describing the circumstances and reasons for the exemption.

SEC WHISTLEBLOWER PROGRAM

Following the exposure of numerous frauds during and after the financial crisis of 2008, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank). Section 922 of Dodd-Frank added new Section 21F to the Securities Exchange Act of 1934 (Exchange Act) titled “Securities Whistleblower Incentives and Protection.” On May 25, 2011, the Securities and Exchange Commission (the “SEC”) adopted a series of rules to implement Section 21F (Whistleblower Rules). The Whistleblower Rules, which became effective on August 12, 2011, resulted in the establishment of the SEC’s Whistleblower Program and the Office of the Whistleblower (OWB) to administer that program.

The Whistleblower Rules provide significant financial incentives for whistleblowers to report violations of the federal securities laws to the SEC. Pursuant to Rule 21F-3, the SEC will pay an award to one or more whistleblowers that voluntarily provide original information that leads to the successful enforcement by the SEC or a Federal court or administrative action in which the SEC obtains monetary sanctions totaling $1 million or more. Under this bounty provision, eligible whistleblowers may receive between 10% and 30% of the fine.

The Whistleblower Rules also provide protection for individuals who report violations of the federal securities laws. The Commission’s rules implementing the anti-retaliation provisions of Section 21F state that:

•

You are a whistleblower if: (1) You possess a reasonable belief that the information you are providing relates to a possible securities law violation (or, where applicable, to a possible violation of the provisions set forth in 18 U.S.C. 1514A(a)) that has occurred, is ongoing, or is about to occur, and; (ii) You provide that information in a manner described in Section 21F(h)(1)(A) of the Exchange Act (15 U.S.C. 78u-6(h)(1)(A)), and (ii) You provide that information in a manner described in Section 21F(h)(1)(A) of the Exchange Act.

While Courts that have considered the scope of the Section 21F anti-retaliation provisions have reached different conclusions, Disciplined Alpha recognizes that these provisions: (1) prohibit employers from taking various actions in response to lawful acts taken by whistleblowers; and (2) provide employees with a private right of action against their employers for suspected retaliation.

Disciplined Alpha – Code of Ethics

1.	Reporting of Violations/Anti-Retaliation

Disciplined Alpha takes its compliance obligations seriously and, as such, has adopted a policy that encourages all of its Supervised Persons to promptly report violations of the federal securities laws. The Adviser will provide its Supervised Persons with assurance that their reports will be investigated promptly and that they need not fear adverse employment actions as a result of such reports.

The Adviser recognizes that the Whistleblower Rules apply to a number of individuals who alone, or jointly with others, provide the SEC with original information about a possible violation of the Federal securities laws (including rules and/or regulations thereunder) that has occurred, is ongoing, or is about to occur. The Adviser also recognizes that while the Whistleblower Rules provide incentives for a Whistleblower as defined in Rule 21F-2 (Whistleblower) to utilize his or her companies’ internal compliance and reporting systems when appropriate, the Whistleblower Rules do not include a requirement that a Whistleblower report violations internally prior to reporting such violations to the Commission.

The Adviser also understands that a Whistleblower will be protected by the anti-retaliation provisions afforded by Section 21F (h) (1) of the Exchange Act under the circumstances described in Rule 21F-2(b) whether or not such Whistleblower satisfies the requirements, procedures and conditions to qualify for an award under the Whistleblower Program. Accordingly, as a matter of policy, neither Disciplined Alpha nor any of its Supervised Persons shall engage in any retaliatory activities in response to any report by the Advisers’ Supervised Persons with respect to possible violations of the Federal securities laws (including rules and/or regulations thereunder) and/or any other Federal and/or state laws to which the Adviser is subject, whether such reports are made internally or externally to regulatory authorities.

For purposes of this policy, “retaliatory activities” shall mean any activities taken by Disciplined Alpha or any of its Supervised Persons in response to the activities of a Whistleblower described in Section 21F(h)(1) of the Exchange Act involving the discharge, demotion, suspension, threatening, harassment of such Whistleblower, directly or indirectly, or the discrimination against such Whistleblower in the terms and conditions of employment because of any lawful act done by the Whistleblower.

The Adviser hereby adopts the following procedures that are intended to: (1) effect compliance with all applicable laws, rules and regulations to which Disciplined Alpha is subject, and (2) protect its Supervised Persons from retaliation under circumstances where they report possible violations of federal securities laws internally or externally.

a)	Requirement to Report Violations

All Supervised Persons shall promptly report to the Chief Compliance Officer or its delegate, evidence of: (i) a violation of any federal or state securities laws; (ii) a breach of fiduciary duty arising under any federal or state laws; or (iii) a similar violation of any federal or state law by the Adviser or any of the Adviser’s Supervised Persons. The Chief Compliance Officer or its delegate shall review all such reports and provide them to the Chief Executive Officer. Upon receipt of any such reports, the Chief Executive Officer shall consult with legal counsel to determine whether an investigation and/or self-reporting to any regulatory body is recommended and/or necessary.

Disciplined Alpha – Code of Ethics

b)	Investigation

If, after consultation with counsel, it is determined that an internal investigation is necessary, the designated executive shall establish a reasonable timeframe for, and initiate an investigation, which may be conducted by legal counsel. The CCO or its delegate will recommend appropriate remedial measures to be taken upon a finding of (i) a violation of any federal or state securities laws; (ii) a breach of fiduciary duty arising under any federal or state laws; or (iii) a similar violation of any federal or state law by the Adviser or any of the Adviser’s Supervised Persons.

c)	Self-Reporting to Regulatory Authorities

If, upon the conclusion of an internal investigation that results in a finding of (i) a material violation of any federal or state securities laws; (ii) a breach of fiduciary duty arising under any federal or state laws; or (iii) a similar violation of any federal or state law by the Adviser or any of the Adviser’s Supervised Persons, the, the Chief Executive Officer and the CCO or its delegate shall together consult with counsel in an effort to determine whether self-reporting of such violation is necessary and/or recommended.

d)	Training

The Adviser shall incorporate the policies and procedures described herein in its compliance training program.

FCPA

The Foreign Corrupt Practices Act of 1997, as amended (“FCPA”), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or “anything of value” to any “foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

The Adviser is committed to complying with applicable provisions of the FCPA and all other equivalent anti-corruption and/or anti-bribery legislation that may be applicable to the Adviser. Failure to comply with this policy may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

The FCPA applies to U.S. entities and persons and their officers, directors and employees, regardless of nationality. Non-U.S. persons are also subject to the FCPA to the extent they carry out any part of any prohibited activity in or from in the U.S. Business and client-related investment activities of the Adviser that may raise issues under the FCPA include:

•	raising funds or capital or seeking investment management clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);

•	acquisition of a significant or controlling interest in a non-U.S. company;

•	investment in an entity or joint venture owned or partially owned by a foreign government; and

•	use of consultants, agents, or other third parties in soliciting non-U.S. investors or clients or in seeking or making non-U.S. investments.

This policy applies to the Adviser and to all of the Adviser’s Supervised Persons (collectively, “FCPA Covered Persons”). For purposes of this policy, the term “Adviser” refers to the Adviser and all of its control affiliates and any subsidiaries.

Disciplined Alpha – Code of Ethics

1.	Definitions

Foreign Official means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

•	officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;

•	employees and officers of state-owned, state-controlled, or state-operated enterprises;

•	employees and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;

•	political parties, political party officials and candidates for political office; and

•	employees of public international organizations (e.g., the World Bank, IMF and EU)

Payment of Anything of Value includes paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

•	in-kind contributions;

•	investment opportunities;

•	subcontracts;

•	positions in joint ventures;

•	favorable contracts;

•	consulting fees;

•	business opportunities;

•	political contributions; and

•	charitable donations and sponsorships.

2.	Prohibition

FCPA Covered Persons are prohibited from making to a Foreign Official a Payment of Anything of Value with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Adviser or any other person (a “Prohibited Payment”). FCPA Covered Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.

Disciplined Alpha – Code of Ethics

3.	Pre-Clearance

Each FCPA Covered Person will obtain written approval from the Chief Compliance Officer or its delegate prior to making any payment to a Foreign Official, his or her family member, charitable organization of choice, political campaign, political party or political organization. It is important to remember that pre-clearance must be obtained prior to the offer or promise of any payment and without regard to the purpose or motivation behind the giving of such payment.

4.	Permissible Payments

The FCPA permits certain small “facilitating” or “expediting” payments to Foreign Officials to ensure that they perform routine, nondiscretionary governmental duties (e.g. expediting permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. Facilitating or expediting payments will not be considered Prohibited Payments under this policy.

5.	Third Party Intermediaries

From time to time the Adviser may enter into arrangements with third party intermediaries such as brokers, promoters, finders, agents (including placement agents), consultants, lobbyists, advisors, business partners or other intermediaries that provide the Adviser with assistance related to the procurement of foreign investors or assistance related to foreign investments to be made by the Adviser’s clients. Because of the risk that third parties may seek to secure business for the Adviser through violations of the FCPA or other applicable laws and subject the Adviser to liability, a third party intermediary who it is anticipated may interact with Foreign Officials should not be retained to provide services to the Adviser or any client of the Adviser unless:

•

due diligence has been conducted into the transaction or arrangement and the business reputation and integrity of the Third Party Intermediary (including an assessment of the business qualifications and reputation of the Third Party Intermediary, business rationale for why the payment is being made and why the Third Party Intermediary is included in the transaction, as well as whether the Third Party Intermediary has professional or personal ties to a foreign government);

•	the Third Party Intermediary is retained pursuant to a written agreement that is approved by the Chief Compliance Officer or its delegate; and

•	the agreement includes appropriate covenants, representations or provisions, including any or all of the following:

•	the Third Party Intermediary has reviewed and will comply with the FCPA and any local applicable laws related to anti-corruption;

•	the Third Party Intermediary has adopted and implemented a policy designed to comply with the FCPA and all other applicable equivalent anti-corruption and/or bribery laws:

•	the Adviser has the ability to terminate the arrangement as a result of any breach of the FCPA or any other anti-corruption laws.

Disciplined Alpha – Code of Ethics

Due diligence of Third Party Intermediaries will be documented in writing and reasonably designed under the circumstances to identify the existence of warning signs or “red flags” which may warrant further investigation. Examples of red flags include:

•	The Third Party Intermediary is located in a country with a reputation for government corruption;

•	The Third Party Intermediary has the potential to interact with Foreign Officials;

•	The country in which the activity will take place or investment will be made has a reputation for corruption;

•	Requests by the Third Party Intermediary for unusual method or amount of payment;

•	The Third Party Intermediary’s commission or fee exceeds customary levels;

•	The qualifications of the Third Party Intermediary don’t appear to relate to the nature of the transaction contemplated;

•	A Foreign Official has indicated that the Third Party is required to complete the transaction;

•	The Third Party Intermediary objects to FCPA representations or other contractual safeguards; and

•

The Third party Intermediary requires that his or her identity, or if the third party is a company, the identity of the company’s owners, principals or employees, not be disclosed or requires a lack of transparency in the transactions.

Red Flags will be reviewed by the Chief Compliance Officer or other appropriate personnel as part of the due diligence process.

6.	Risk assessment

In order to develop, implement and maintain reasonable procedures to prevent violations of the FCPA, the Adviser shall conduct a risk assessment to evaluate the circumstances that may increase the exposure of the Adviser and its FCPA Covered Persons to potential FCPA liability. In this regard, the Chief Compliance Officer or its delegate will conduct an FCPA risk assessment that will consider the Adviser’s affiliates outside the U.S. (if any), government interactions and geographic risks.

7.	Acknowledgement

All FCPA Covered Persons are required to acknowledge in writing their receipt of this FCPA policy and procedures.

8.	Record Keeping

The Adviser shall maintain records relating to this policy, including:

•	results of the Adviser’s FCPA risk assessment;

•	copies of all pre-clearance approvals, records of violations of this policy and actions taken as a result of those violations, and other memoranda relating to the administration of this policy;

•	any modifications to this policy;

Disciplined Alpha – Code of Ethics

•	attendance of and material related to any training sessions;

•	copies of written agreements with Third Party Intermediaries and any approval by the Chief Compliance Officer or its delegate;

•	description of red flags, any analysis of those red flags and ultimate determinations; and

•	acknowledgement by FCPA Covered Persons of their receipt of this FCPA policy and procedures.

ANNUAL REVIEW

Disciplined Alpha will conduct an annual review of all policies and procedures set forth in this Code to ensure adequacy and effectiveness in prevention of violations of applicable Federal Securities Laws. The CCO or its delegate will document the review, which may be conducted with the assistance of outside counsel and professional regulatory advisors, as deemed appropriate. Documentation of the review and any changes to this Code will be made by the CCO or its delegate and shall be maintained in written format and be made available as required by law or as the Adviser deems appropriate. All final changes will be approved by the Chief Compliance Officer.

The Chief Compliance Officer or its delegate will annually or upon amendments distribute a copy of the Code to all Supervised Persons. Supervised Persons should note the inclusion of the Document Control summary highlighting the changes to assist in their review of the Code. All Supervised Persons are required to acknowledge in writing their receipt of this Code annually and upon any amendments utilizing the form in Appendix F to the Manual.